CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Spyglass Entertainment Group, L.P. and B&B Company:

As independent public accountants, we hereby consent to the use in this registration statement of our report dated March 6, 2001 included herein and to all references to our Firm included in this registration statement.


/S/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP

Los Angeles, California

May 16, 2001